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Exhibit 23.7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated February 22, 2001 (except for Note P, as to which the date is July 6, 2001), accompanying the consolidated financial statements of First Charter Bank, N.A. and Subsidiary contained in the Registration Statement and Prospectus (No. 333-65582) of First Community Bancorp on Form S-4/A and incorporated by reference in the Registration Statement (File No. 333-72634) of the First Community Bancorp on Form S-3/A. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus of First Community Bancorp on Form S-4 (File No. 333-     ), and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Los Angeles, California
December 21, 2001

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS